EXHIBIT 12.1




 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                  REQUIREMENTS
                             (Dollars in Thousands)

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                                                                                                                    Three
                                                                                                                    Months
                                                            Year Ended December 31,                                 Ended
                                   --------------------------------------------------------------------------      March 31,
                                                                                                                 -------------
                                      1993           1994          1995             1996             1997            1998
                                   -----------     ---------    -----------     -------------     -----------    -------------

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Income (loss) from continuing
  operations before income           $ 30,417      $ 13,997      $ (16,408)        $  23,113        $ 41,931         $ 11,455
  tax provision (benefit)
Add:
  Interest expense, net                 1,521         9,996         24,448            18,476          14,882            3,408
  Discount on accounts
     receivable securitization              -             -            641             6,521           6,584            1,609
  Amortization of debt
     issuance costs                         9           159          1,090               478             821              205
  Portion of rents
     representative of the
     interest factor                    4,286         7,088          8,997             8,521           8,781            2,200
                                   -----------     ---------    -----------     -------------     -----------    -------------

Income as adjusted                   $ 36,233      $ 31,240       $ 18,768          $ 57,109        $ 72,999         $ 18,877
                                   -----------     ---------    -----------     -------------     -----------    -------------

Fixed charges:
Interest expense, net                $  1,521       $ 9,996       $ 24,448          $ 18,476        $ 14,882         $  3,408

Discount on accounts
  receivable securitization                 -             -            641             6,521           6,584            1,609
Amortization of debt issuance
  costs                                     9           159          1,090               478             821              205
Portion of rents
  representative of the
  interest factor                       4,286         7,088          8,997             8,521           8,781            2,200
Pretax preferred stock
  dividend requirements                     -         5,846          3,947             9,225           8,922            2,193
                                   -----------     ---------    -----------     -------------     -----------    -------------
  Fixed charges (including
     pretax preferred stock
     dividend requirements)          $  5,816      $ 23,089       $ 39,123          $ 43,221        $ 39,990         $  9,615
                                   -----------     ---------    -----------     -------------     -----------    -------------

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements            6.23          1.35        0.48(1)              1.32            1.83             1.96
                                   ===========     =========    ===========     =============     ===========    =============

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(1) Earnings  are  inadequate  by $20,355 to cover  combined  fixed  charges and preferred stock dividend requirements.